UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2010

California Coastal Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17189	02-0426634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 250-7700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Official Delisting of Securities of California Coastal Communities Inc. from NASDAQ Stock Market

On June 8, 2010, the NASDAQ Stock Market announced that the Registrant’s common stock, which was suspended from trading on April 27, 2010 and has not traded on NASDAQ since then, will be officially delisted ten (10) days after NASDAQ files a Form 25 with the Securities and Exchange Commission.  On June 9, 2010, NASDAQ filed the Form 25 with the Securities and Exchange Commission indicating that the Registrant’s common stock will be delisted on June 21, 2010.

The NASDAQ delisting decision was discretionary and based solely on the Registrant’s inability to emerge from its voluntary Chapter 11 bankruptcy proceedings by April 26, 2010.  The Registrant commenced the Chapter 11 proceedings on October 27, 2009 in order to extend the maturity dates and change the repayment schedules for its approximately $182 million of Brightwater credit facilities debt in order to be able to repay the debt in full by June 30, 2014 based on currently expected home sales during the next four years.  The bankruptcy court has scheduled a valuation hearing for July 15, 2010 and a plan confirmation hearing for July 28, 2010.

As previously disclosed, the Registrant has been working with NASDAQ staff to be relisted on the Nasdaq Stock Market after emerging from the Chapter 11 process; however, given that the trading, volume and liquidity of the Registrant’s common stock does not appear to have been impaired since it commenced trading over-the-counter in the OTCQB marketplace, the Company is also considering whether to remain on the OTCQB after it emerges from Chapter 11.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2010	California Coastal Communities, Inc.

	By:	/s/ RAYMOND J. PACINI
Raymond J. Pacini
Chief Executive Officer